Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synaptics Incorporated:
          We consent to the incorporation by reference in the registration statement (nos. 333-81820, 333-82288, 333-82286, 333-82282, 333-99529, 333-99531, 333-146145, and 333-146146) on Form S-8, registration statement no. 333-115274 on Form S-4, and registration statement nos. 333-122348 and 333-155582 on Form S-3 of Synaptics Incorporated of our reports dated August 24, 2009, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 28, 2008 and June 27, 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 27, 2009, and the effectiveness of internal control over financial reporting as of June 27, 2009, which reports appear in the June 27, 2009 annual report on Form 10-K of Synaptics Incorporated. Our report dated August 24, 2009 includes an explanatory paragraph relating to the adoption of the provisions of Financial Accounting Standards Board Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, during fiscal 2009 and the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, at the beginning of fiscal 2008.
/s/ KPMG LLP
Mountain View, California
August 24, 2009